UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 4, 2010

THE PRINCETON REVIEW, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-32469	22-3727603
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 Speen Street, Suite 550

Framingham, Massachusetts 01701

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (508) 663-5050

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.	Unregistered Sales of Equity Securities.

Item 5.02 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.

In connection with the hiring of Mr. Christian G. Kasper as Executive Vice President and Chief Financial Officer, on June 4, 2010 The Princeton Review, Inc. (the “Company”) approved the grant to Mr. Kasper of an option to purchase 1,150,000 shares of the Company’s common stock, such grant to be effective on the first day of his employment.

The foregoing stock option was granted outside of the Company’s 2000 Stock Incentive Plan pursuant to the exemption set forth in Section 4(2) of the Securities Act of 1933, as amended.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 4, 2010, Stephen C. Richards, the Company’s Chief Operating Officer and Chief Financial Officer, as well as its principal financial and accounting officer and a named executive officer, informed the Company of his resignation from all of the offices of the Company held by him, effective as of June 30, 2010. The Company currently plans to reorganize certain management functions rather than continue the role of Chief Operating Officer.

In connection with Mr. Richards’ resignation, the Company has entered into a one-year consulting agreement with Mr. Richards under which it will pay Mr. Richards $420,000 for his consulting services.

On June 7, 2009, the Company announced that it has hired Christian G. Kasper (39) as Executive Vice President and Chief Financial Officer of the Company, as well as the Company’s principal financial and accounting officer. Mr. Kasper’s first date of employment is expected to be August 16, 2010. Since September 2009 Mr. Kasper has been a director of AlixPartners, LLP, a global business advisory firm specializing in improving financial and operational performance in urgent, high-impact situations. From April 2006 until February 2009, Mr. Kasper was Senior Vice President, Strategy and Corporate Development of Lifetime Brands, Inc., a consumer products company. From 2003 until April 2006, Mr. Kasper was Senior Vice President, Finance and Acting Chief Financial Officer of Syratech Corporation, a tabletop and home décor company.

The Company and Mr. Kasper are parties to an offer letter dated June 4, 2010. The offer letter provides for an annual base salary of $375,000 and other benefits generally made available by the Company to its employees. In addition, Mr. Kasper is eligible for a target performance bonus of 100% of his annualized base salary, except that with respect to the 2010 fiscal year, the bonus will be fixed at $250,000, of which $75,000 will be paid as a sign-on bonus and is subject to repayment in full if Mr. Kasper resigns his employment within six months of the first date of his employment. If the Company terminates Mr. Kasper’s employment without cause, or Mr. Kasper resigns for good reason, Mr. Kasper is entitled to receive severance payments equal to the sum of (a) 100% of his base salary, plus (b) 100% of his annual bonus for the prior calendar year (if any) if he was employed by the Company for the entire calendar year immediately prior to the calendar year of the termination, or, if he was not employed by the Company for the entire calendar year immediately prior to the calendar year of the termination, his target bonus as in effect immediately prior to the termination; provided however, that in the event such termination occurs within 12 months after a change in control, then the percentage of base salary and annual bonus shall be 150%. The offer letter provides that the Company and Mr. Kasper will enter into a mutually agreeable definitive employment agreement as soon as practicable containing the above terms and other terms which are customary for such agreements.

To induce Mr. Kasper to join the Company, the Company’s Compensation Committee approved the grant to Mr. Kasper of an option to purchase 1,150,000 shares of the Company’s common stock. The option will vest over the next four years in equal quarterly installments. The exercise price of the option, which expires in ten years, will be equal to the closing price of the common stock on The NASDAQ Global Market on the first day of Mr. Kasper’s employment, which is expected to be August 16, 2010. The stock option will be granted outside of the Company’s 2000 Stock Incentive Plan and as an inducement grant pursuant to Section 5635(c)(4) of the NASDAQ Marketplace Rules.

The Company has appointed Michael Rossi, who is the Company’s Vice President and Controller, as its interim principal financial and accounting officer to replace Mr. Richards effective as of June 30, 2010 until the commencement of Mr. Kasper’s employment. Mr. Rossi, 36, has served as the Company’s Vice President and Controller since January 2009. Prior thereto, Mr. Rossi was Vice President, Finance and Assistant Corporate Controller of American Tower Corporation, an owner and operator of communications towers from July 2006 to December 2009, and Director of Finance of Sonus Networks, Inc., a communications technology company, from April 2004 to June 2006. Mr. Rossi will receive an increase in his annual base salary of $10,000 in connection with the temporary assumption of the duties of principal financial and accounting officer. Mr. Rossi will not receive any other additional compensation or receive any benefits under any applicable Company plan, contract or arrangement as a result of this assumption of duties.

Item 7.01	Regulation FD Disclosure.

On June 7, 2010, the Company issued a press release that announced the hiring of Mr. Kasper and Mr. Richards’ resignation. Such press release is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press release dated June 7, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PRINCETON REVIEW, INC.

Dated: June 8, 2010

/S/ NEAL S. WINNEG
	Name:	Neal S. Winneg
	Title:	Executive Vice President

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated June 7, 2010.

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